                                                             EXHIBIT 10.11


                           EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT, dated as of September 23, 1996 (the "Agreement"), is between Mattel, Inc., a Delaware corporation ("Mattel"), and John W. Amerman ("Amerman").

     In consideration of services to be performed by Amerman under this Agreement, the termination of the Existing Employment Agreement between Mattel and Amerman dated as of November 11, 1993 and which was made subject to an Interpretive Rider dated January 2, 1996 (collectively, the "Existing Employment Agreement"), and for other good and valuable consideration, the receipt of which is hereby acknowledged, Mattel and Amerman desire to enter into this Agreement which shall become effective on January 1, 1997, the first day following the termination of the Existing Employment Agreement.

     1.   Termination of the Existing Employment Agreement.
Notwithstanding anything to the contrary contained therein, the Existing Employment Agreement shall terminate on December 31, 1996 and except as expressly stated in this Agreement, neither Amerman nor Mattel shall have any further rights or obligations thereunder after such date.

     2. Employment Period and Duties. Mattel hereby agrees to employ Amerman and continue him in its employ, and Amerman hereby accepts such employment and agrees to remain in the employ of




Mattel, as a Senior Advisor to the Chief Executive Officer for the period commencing on January 1, 1997 and ending on December 31, 1998 (the "Employment Period").

     Throughout the Employment Period, Amerman's duties, responsibilities, and authority shall be such advisory services as determined by the Chief Executive Officer or by the Board of Directors, shall be consistent with his level of experience and stature within the business community and shall be performed in Los Angeles, California, unless Amerman consents to a transfer outside the area. Amerman will not be an officer of Mattel or any of its subsidiaries nor shall his employment include any policy making functions. It is further provided that unless Amerman elects otherwise, he shall continue in the role of Mattel's Chairman of the Board of Directors, until the earlier of (i) when Jill E. Barad, in the role of Chief Executive Officer and with the concurrence of the Board of Directors, elects to assume the additional role of Chairman of the Board, or (ii) a majority of the Board appoints a new Chairman, or (iii) until December 31, 1997 when his tenure as Chairman of the Board will expire, and thereupon, Amerman will immediately relinquish his title and position as Chairman of the Board.

     This Agreement shall further serve to memorialize certain rights and benefits owed to Amerman by Mattel during the period of his retirement from Mattel, commencing no later than January

1, 1999, notwithstanding the fact that the Employment Period, as described herein, shall not extend beyond December 31, 1998.

     3. Performance of Duties. As Senior Advisor, Amerman agrees to perform necessary duties and services on behalf of Mattel, as reasonably requested in good faith by the Chief Executive Officer during the Employment Period; however, Amerman shall not be precluded from engaging in any outside business activity unrelated to Mattel, so long as Amerman does not engage in the business of developing, producing, marketing or selling products or services of the kind or type being developed, produced, marketed or sold by Mattel or its affiliates while Amerman is employed by Mattel. Amerman's duties shall also include cooperating with Mattel in connection with any future or currently pending litigation, investigation or other matter, including without limitation, making himself available to testify in any action as reasonably requested by Mattel.

     4.   Compensation.
          (a) Base Salary. Throughout the Employment Period, Amerman shall receive a base salary ("Base Salary") at the bi-weekly rate of $42,308.00, and the said Base Salary rate shall be maintained through the final pay period ending on or before December 31, 1998.

          (b) Bonus Programs. In addition to the Base Salary, Amerman shall participate throughout the Employment Period in Mattel's Management Incentive Plan ("MIP") and its Long-Term Incentive Plan ("LTIP"), collectively described as "Bonus Programs". Amerman's participation in the MIP and the LTIP shall be provided for as follows:

               (i) For the 1996 MIP, payable in 1997, Amerman's award shall be made by the Compensation/Options Committee of the Board of Directors of Mattel, in accordance with the terms and provisions of the 1996 MIP;

               (ii) For the 1997 MIP, payable in 1998, Amerman shall participate in accordance with the terms and provisions of the 1997 MIP, except that Amerman's award shall be made by the Compensation/Options Committee of the Board of Directors of Mattel, and the amount of such award shall be based exclusively on Mattel's overall corporate financial performance in 1997 pursuant to its level of achievement with respect to pre-established goals approved by the Compensation/Options Committee, so long as such performance is at or above "Cut-In" as defined in the provisions of the 1997 MIP;

               (iii) For the 1998 MIP, payable in 1999, Amerman shall participate in accordance with the terms and provisions of the 1998 MIP, except that Amerman's award shall be made by the Compensation/Options Committee of the Board of Directors of Mattel, and the amount of such award shall be based exclusively on Mattel's overall corporate financial performance in 1998 pursuant to its level of achievement with respect to pre-established goals approved by the Compensation/Options Committee, so long as such performance is at or above "Cut In" as defined in the provisions of the 1998 MIP; and,

               (iv) Amerman's eligibility and participation in the 1996-1998 LTIP shall continue on the same basis as provided for under the Existing Employment Agreement dated as of November 11, 1993.

          (c) Retirement Plans. In addition to the Base Salary and participation in the Bonus Programs, during the Employment Period, Amerman shall be entitled to participate in all retirement plans, specifically, but not limited to, Mattel's 401(k) Plan and Mattel's Supplemental Executive Retirement Plan ("SERP"), as such plans may be in effect from time to time at Mattel. It is agreed that in the calculation of Amerman's SERP benefit, the provision in the Plan which defines the short-term bonus ("MIP") component of his "Final Average Compensation" shall be the average of the highest two out of the last five year's awards. In the event of Amerman's death prior to the conclusion of the Employment Period, Amerman's spouse shall receive a retirement benefit, as provided for pursuant to Amerman's election and if no such election is made, then the "100% Joint and Survivor Option" shall apply in accordance with the applicable provisions of the SERP, and payment shall begin as soon as practicable after Amerman's death.

          (d) Benefit Plans. During the Employment Period, Amerman and/or his family, as the case may be, shall be entitled to receive all amounts which he or his family is or would have been entitled to receive as benefits under all medical, dental, disability, group life, accidental death and travel accident insurance plans and programs of Mattel in which Amerman is a participant as in effect from time to time at Mattel.
Further, following the completion of the Employment Period, Amerman and his family shall continue to be eligible for benefits under the medical, dental, and group life insurance plans in effect as of December 31, 1998, with Amerman and his family's eligibility for coverages to continue up through and until Amerman's death, whereupon the applicable spouse-related coverages pertaining to the medical and dental insurance plans shall continue to apply to Amerman's spouse, if living, for a period of six months following Amerman's death.

          (e) Expenses and Office Space. During the Employment Period, Amerman shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in accordance with the policies and practices of Mattel as in effect from time to time at Mattel. In the event that Amerman's offices during the Employment Period are located at a site other than at Mattel's headquarters' building in El Segundo, California, Mattel shall provide Amerman with Company-paid office accommodations reasonably comparable to those which he last occupied in the Mattel headquarters' building and appropriate administrative support as requested by Amerman.

          (f) Fringe Benefits. During the Employment Period, Amerman shall be entitled to fringe benefits on the same basis as received by him under the terms of his Existing Employment Agreement dated as of November 11, 1993, including the automobile currently in his possession, along with associated auto-related expenses as well as the use of a company-issued gasoline credit card, country club memberships and related expenses, and financial counseling in accordance with the policies of Mattel as in effect from time to time at Mattel. Further, following the completion of the Employment Period, Amerman shall be entitled to: (i) continued use of the same automobile up to December 31, 2001 whereupon Amerman may purchase said automobile for $1.00 with such purchase to be consummated not later than January 31, 2002; (ii) continued use of gasoline credit cards issued by Mattel up to December 31, 2001; (iii) financial counseling paid for by Mattel until Amerman's death; and (iv) continued payment by Mattel of annual country club dues and associated expenses up to December 31, 2001, when said membership shall be wholly transferred to Amerman at no cost to him (but subject to tax reporting as imputed income applicable to the year in which the membership is transferred).

          (g) Stock Option Grants. During the Employment Period, the Board of Directors, in its sole discretion, may award stock option grants to Amerman in accordance with the terms and conditions of the 1996 Mattel Stock Option Plan.

          (h) Certain Amendments. Nothing herein shall be construed to prevent Mattel from amending, altering, eliminating or reducing any plans, benefits or programs so long as Amerman continues to have the opportunity to receive compensation and benefits consistent with Sections 4(a) through
(g).

     5.   Termination.
          (a) Death. This Agreement shall terminate automatically upon Amerman's death; provided that Base Salary, all bonuses and earned benefits will be continued and paid for a period of six (6) months thereafter, unless a longer period is otherwise specified.

          (b) Cause. Mattel may terminate Amerman's employment for "Cause" if a majority, consisting of at least 2/3 of the non-management members of the Board of Directors of Mattel, determines that "Cause" exists. For purposes of this Agreement, "Cause" means (i) an act or acts of dishonesty on Amerman's part which are intended to result in his substantial personal enrichment at the expense of Mattel; (ii) repeated violations by Amerman of his obligations under Section 2 of this Agreement which are demonstrably willful and deliberate on Amerman's part and which resulted in material injury to Mattel;
(iii) conduct of a criminal nature which has or which is more likely than not to have a material adverse effect on Mattel's reputation or standing in the community or on its continuing relationships with its customers or those who purchase or use its products; or (iv) fraudulent conduct in connection with the business or affairs of Mattel, regardless of whether said conduct is designed to defraud Mattel or others; provided that, in each case, Amerman has received written notice of the described activity, has been afforded a reasonable opportunity to cure or correct the activity described in the notice, and has failed to substantially cure, correct or cease the activity, as appropriate.

          (c) Good Reason. Amerman may terminate his employment at any time for Good Reason. For purposes of this Agreement, "Good Reason" means the good faith determination by Amerman that any one or more of the following have occurred:

               (i) without the express written consent of Amerman, any change(s) in any of the duties, authority, or responsibilities of Amerman which is (are) inconsistent in any substantial respect with Amerman's position, authority, duties, or responsibilities as contemplated by Sections 2 and 3 of this Agreement;

               (ii) any failure by Mattel to comply with any of the provisions of Section 4 of this Agreement, other than an insubstantial and inadvertent failure remedied by Mattel promptly after receipt of notice thereof given by Amerman;

               (iii) without Amerman's consent, any requirement by Mattel that Amerman be based at any office or location other than an office or location in Los Angeles, California, except for travel reasonably required in the performance of Amerman's responsibilities;

               (iv) any proposed termination by Mattel of Amerman's employment otherwise than as permitted by this Agreement; or

               (v) any failure by Mattel to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by
Section 15(b).

          (d) Notice of Termination. Any termination of Amerman's employment by Mattel for Cause or by Amerman for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 16(b). For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; and (ii) specifies the Date of Termination (defined below).

          (e) Date of Termination. "Date of Termination" means the date of actual receipt of the Notice of Termination or any later date specified therein (but not more than fifteen (15) days after the giving of the Notice of Termination), as the case may be; provided that (i) if Amerman's employment is terminated by Mattel for any reason other than Cause, the Date of Termination is the date on which Mattel notifies Amerman of such termination; and (ii) if Amerman's employment is terminated due to Amerman's death, the Date of Termination shall be the date of death.

     6. Obligations of Mattel upon Termination. Other than as specifically set forth or referenced in this Agreement, Amerman shall not be entitled to any benefits on or after the Date of Termination.

          (a) Death. If Amerman's employment is terminated by reason of his death, this Agreement shall terminate without further obligations by Mattel to Amerman's legal representatives under this Agreement other than those obligations accrued hereunder or under the terms of the applicable Mattel plan or program which takes effect at the date of his death or as otherwise provided in Section 5(a) or this Section 6(a). As of the Date of Termination, Amerman's family shall be entitled to Amerman's benefits on the terms described in Section 6(c)(vi) (other than leased car benefits, which are excluded), except that healthcare insurance coverage and financial counseling services shall terminate on the later of: (a) December 31, 2001, or (b) three years from the date of Amerman's death. Amerman's country club membership shall be transferred to Amerman's spouse at no cost to the spouse within six (6) months of Amerman's death.

          (b) Cause. If Amerman's employment is terminated for Cause or if Amerman terminates his employment without Good Reason, Mattel shall pay Amerman his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and Mattel shall have no further obligations to Amerman under this Agreement.

          (c) Good Reason; Other Than for Cause. If Mattel terminates Amerman's employment other than for Cause or Amerman terminates his employment for Good Reason:

               (i) Mattel shall pay to Amerman in a lump sum in cash within 30 days after the Date of Termination the balance of the bi-weekly salary payments which would have been paid to Amerman through December 31, 1998 if he had continued in the employ of Mattel;

               (ii) Mattel shall pay to Amerman any unpaid MIP bonus awards due to Amerman based on Mattel's corporate performance for the 1997 and 1998 MIP years, with such payments to be made not later than March 31 of the succeeding years immediately following the completion of the applicable MIP calendar year(s);

               (iii) Mattel shall pay to Amerman an LTIP payment reflective of Amerman's participation in the three-year plan, so that at the time that final performance under the LTIP is determinable and individual payouts calculated, Amerman shall promptly receive an amount equivalent to what he would have received if he had remained employed through the date of such payouts, less any interim payments already made pursuant to Amerman's continuing eligibility for full participation in the LTIP; and
               (iv) Options granted to Amerman under Mattel's stock option plans (the "Stock Option Plans") which options have been granted for more than six months shall become immediately exercisable and Amerman shall have a period of 90 days following the Date of Termination (but in no event past the expiration of the term of the option grant) to exercise all options granted under the Stock Option Plans then exercisable or which become exercisable pursuant to this clause (iv). On the Date of Termination, Amerman will be treated as a retiree under the Stock Option Plans, which will enable Amerman to vest in and exercise stock options theretofore granted thereunder, at the election of Amerman, (x) in the manner described in the immediately preceding sentence, or (y) for a period of up to five years after the Date of Termination (but in no event past the expiration of the term of the option grant).

               (v) Mattel shall, promptly upon submission by Amerman of supporting documentation, pay or reimburse to Amerman any costs and expenses paid or incurred by Amerman which would have been payable under
Section 4(e) if his employment had not terminated.

               (vi) Mattel shall provide to Amerman at Mattel's expense:

                    (I) life-long medical, dental, prescription drug and vision care group insurance in accordance with the coverage in effect immediately prior to the Date of Termination, as well as life-long personal financial counseling services through the vendor engaged and paid for by the Company;
                    (II) continuation of country-club membership
"signatory/representative" status as in effect immediately prior to the Date of Termination until December 31, 2001, and thereafter, Mattel shall cause the membership to be transferred to Amerman at no cost to Amerman (but subject to tax reporting as imputed income applicable to the year in which the membership is transferred).

     Amerman may continue to use the car leased by Mattel that is in his possession on the Date of Termination until December 31, 2001, at which time Amerman may purchase the car for $1.00. Up to December 31, 2001, all reasonably-incurred expenses related to such leased car, including but not limited to repairs, maintenance, gasoline, and car phone and other associated expenses, shall be borne by Mattel.

     7.  Non-exclusivity of Rights.     Nothing in this Agreement shall
prevent or limit Amerman's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by Mattel and for which Amerman may qualify, nor shall anything herein limit or otherwise affect such rights as Amerman may have under any stock option or other agreement with Mattel or any of its affiliated companies. Except as otherwise provided herein, amounts which are vested benefits or which Amerman is otherwise entitled to receive under any plan or program of Mattel at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

     8. No Set Off, Payment of Fees. Except as provided herein, Mattel's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which Mattel may have against Amerman or others. Mattel agrees to pay, to the full extent permitted by law, all legal fees and expenses which Amerman may reasonably incur as a result of any contest (regardless of the outcome thereof) by Mattel or others of the validity or enforceability of, or liability under, any provision of this Agreement other than expenses relating to a claim by Amerman that he terminated for Good Reason or that the termination for Cause was improper, in which case such fees and expenses shall be paid only if Amerman prevails in whole or in part. All amounts provided herein shall include, in each case, interest, compounded quarterly, on the total unpaid amount determined to be payable under this Agreement, such interest to be calculated on the basis of the prime commercial lending rate published in the Wall Street Journal in effect from time to time during the period of such nonpayment. In the event that Amerman shall in good faith give a Notice of Termination for Good Reason and it shall thereafter be determined that Good Reason did not exist, the employment of Amerman shall, unless Mattel and Amerman shall otherwise mutually agree, be deemed to have terminated at the Date of Termination specified in such purported Notice of Termination by mutual consent of Mattel and Amerman and thereupon, Amerman shall be entitled to receive only those payments and benefits which he would have been entitled to receive at such date.

     9.   Arbitration of Disputes.
          (a) The parties agree that any disputes, controversies or claims which arise out of or relate to this Agreement, Amerman's employment or the termination of his employment, including, but not limited to, any claim relating to the purported validity, interpretation, enforceability or breach of this Agreement, and/or any other claim or controversy arising out of the relationship between Amerman and Mattel (or the nature of the relationship) or the continuation or termination of that relationship, including, but not limited to, claims that a termination was for Cause, including the determination of Mattel's Board of Directors in accordance with Section 5(b), or for Good Reason, claims for breach of covenant, breach of an implied covenant of good faith and fair dealing, wrongful termination, breach of contract, or intentional infliction of emotional distress, defamation, breach of right of privacy, interference with advantageous or contractual relations, fraud, conspiracy, statutory or constitutional claims or other tort or property claims of any kind, which are not settled by agreement between the parties, shall be settled by arbitration under the labor arbitration rules of the American Arbitration Association before a board of three arbitrators, as selected thereunder.

     One arbitrator shall be selected by Amerman, one by Mattel and the third by the two persons so selected, all in accordance with the labor arbitration rules of the American Arbitration Association then in effect. In the event that the arbitrator selected by Amerman and the arbitrator selected by Mattel are unable to agree upon a third arbitrator, then the third arbitrator shall be selected from a list of seven provided by the office of the American Arbitration Association nearest to Amerman's residence with the parties striking names in order and the party striking first to be determined by the flip of a coin.


                                 -18-


The arbitration shall be held in a location to be mutually agreed upon by the parties. In the absence of agreement, the Chairman of the Compensation/Options Committee of the Board of Mattel shall determine the location.

          (b) In consideration of the parties' agreement to submit to arbitration all disputes with regard to this Agreement and/or with regard to any alleged contract, or any other claim arising out of their conduct, the relationship existing hereunder or the continuation or termination of that relationship, and in further consideration of the anticipated expedition and the minimizing of expense resulting from this arbitration remedy, the arbitration provisions of this Agreement shall provide the exclusive remedy, and each party expressly waives any right he or it may have to seek redress in any other forum.

          (c) Any claim which either party has against the other party which could be submitted for resolution pursuant to this Section 9 must be presented in writing by the claiming party to the other within one year of the date the claiming party knew or should have known of the facts giving rise to the claim, except that claims arising out of or related to the termination of Amerman's employment must be presented by him within one year after the Date of Termination. Unless the party against whom any claim is asserted waives the time limits set forth above, any claim not brought within the time periods specified shall be waived and forever barred.

          (d)  Mattel will pay all costs and expenses of the arbitration.
In the event expenses are not paid by Mattel, and without diminishing Amerman's right to reimbursement as provided in this Section, costs and expenses shall be paid as follows: (x) the expenses of the neutral arbitrator and of a transcript of any arbitration proceeding shall be divided equally between Amerman and Mattel; and (y) each party shall bear the expenses of the arbitrator selected by it and of the witnesses it calls.

          (e) Any decision and award or order of a majority of the arbitrators shall be binding upon the parties hereto and judgment thereon may be entered in the Superior Court of the State of California or any other court having jurisdiction.

          (f) Each of the above terms and conditions of this Section 9 shall have separate validity and the invalidity of any part thereof shall not affect the remaining parts.

          (g) Any decision and award or order of a majority of the arbitrators shall be final and binding between the parties as to all claims which were or could have been raised in connection with the dispute to the full extent permitted by law. In all other cases, the parties agree that a decision of a majority of arbitrators shall be a condition precedent to the institution or maintenance of any legal, equitable, administrative, or other formal proceeding by Amerman in connection with the dispute, and that the decision and opinion of the board of arbitrators may be presented in any other forum on the merits of the dispute.

     10. General Release. Amerman acknowledges and agrees that this Agreement includes the entire agreement and understanding between the parties with regard to the termination of the Existing Employment
Agreement, Amerman's employment under this Agreement, the termination thereof during the Employment Period, and all amounts to which Amerman shall be entitled whether prior to the commencement of the terms of this Agreement, during the term of employment or upon termination thereof. Accordingly, Amerman, on behalf of himself and his successors, assigns, heirs and any and all other persons claiming through Amerman, if any, and each of them, shall and does hereby forever relieve, release, and discharge Mattel and its respective predecessors, successors, assigns, owners, attorneys, representatives, affiliates, parent corporations, subsidiaries (whether or not wholly-owned), divisions, partners and their officers, directors, agents, employees, servants, executors, administrators, accountants, investigators, insurers, and any and all other related individuals and entities, if any, and each of them, in any and all capacities, from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses (including, but not limited to, attorneys' fees), damages, actions and causes of action, of whatever kind or nature, including, without limitation, any statutory, civil or administrative claim, or any claim, arising out of acts or omissions occurring before the execution of this Agreement, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed (collectively referred to as "claims"), including, but not limited to, any claims based on, arising out of, related to or connected with the subject matter of this Agreement or the Existing Employment Agreement dated as of November 11, 1993, Amerman's employment or the termination thereof, and any and all facts in any manner arising out of, related to or connected with Amerman's employment with, or termination of employment from, Mattel or any of its related entities, including, but not limited to, any claims arising from rights under federal, state, and local laws prohibiting discrimination on the basis of race, national origin, sex, religion, age, marital status, pregnancy, handicap, ancestry, sexual orientation, or any other form of discrimination, and any common law claims of any kind, including, but not limited to, contract, tort, and property rights including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, misrepresentation, defamation, wrongful termination, infliction of emotional distress, breach of fiduciary duty, and any other common law claim of any kind whatever.

     Upon Mattel's fulfilling its obligations to Amerman hereunder, Amerman expressly waives any and all rights under Section 1542 of the Civil Code of the State of California, and all other federal or state statutory rights, rules, and principles of common law or equity, including without limitation those of any jurisdiction, government, or political subdivision thereof, similar to Section 1542 ("similar provision"). Thus Amerman may not invoke the benefits of Section 1542 or any similar provision in order to prosecute or assert in any manner any claims released hereunder. Section 1542 provides as follows:

          "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

     11. Age Discrimination in Employment Act Waiver. The waiver given below is given only in exchange for consideration in addition to anything of value to which Amerman is already entitled. The waiver set forth below does not waive rights or claims which may arise after the date of execution of this Agreement. Amerman acknowledges that (i) this entire Agreement is written in a manner calculated to be understood by Amerman, (ii) that he has been advised in writing to consult with an attorney before executing this Agreement, and (iii) he was given a period of 21 days within which to consider the Agreement, and (iv) to the extent he executes this Agreement before the expiration of the 21 day period, he does so knowingly and voluntarily and only after consulting with an attorney. Amerman shall have the right to cancel and revoke this Agreement during a period of 7 days following his execution of the Agreement and this Agreement shall not become effective, and no money shall be paid hereunder until the expiration of such 7-day period. The 7-day period of revocation shall commence upon the date of execution of this Agreement. In order to revoke this Agreement, Amerman shall deliver to the Company, prior to the expiration of said 7-day period, a written notice of cancellation.

     In addition to the release set forth at Section 10 hereof, hereby voluntarily and knowingly waives all rights or claims arising under the Federal Age Discrimination in Employment Act.

     12. Post Employment Restraints. Amerman shall hold in a fiduciary capacity for the benefit of Mattel all secret or confidential information, knowledge or data relating to Mattel or any of its affiliated companies, and their respective businesses, which shall have been obtained by Amerman during his employment by Mattel or any of its affiliated companies and which shall not be public knowledge and will continue to be bound by the provisions of the Patent and Confidence Agreement previously executed by Amerman. Amerman acknowledges that the toy business is highly innovative and competitive, and that the trade secret information and Proprietary Information (as defined in the Patent and Confidential Information Agreement Amerman has entered into with Mattel) which he now possesses and which he will come to possess during the term of this Agreement involve valuable and proprietary information, including information with regard to products, product design and strategy. Amerman further acknowledges that (particularly in light of Amerman's having been employed by Mattel in its highest positions) this trade secret and Proprietary Information would necessarily be compromised were he to use this information for himself after his employment, or were he to become an employee or consultant or otherwise become associated with any competitor of Mattel during the life-cycle of the development of products and the strategy associated with the marketing of such products. Although the lengths of such cycles vary depending upon the product, Mattel and Amerman agree that a three-year period of protection is a reasonable and necessary period in order to protect Mattel's trade secret and Proprietary Information. Accordingly, Amerman and Mattel agree for a three-year period following the termination of Amman's employment with Mattel, that Amerman will not himself use any Mattel trade secret or Proprietary Information and that he will not directly or indirectly become an employee of, consult with, render services for, own, manage, control, participate in, or in any manner engage in any business which engages in the creation, design, development or manufacturing of toys or other products competitive with products in release or under development by Mattel at the time of the termination of his employment. Because of the international scope of Mattel's markets, Amerman and Mattel agree that such limitations shall apply throughout the world.

     Amerman further agrees that for the three-year period following the termination of his employment, he will not induce or attempt to induce any employee of Mattel to leave the employ of Mattel or hire directly or through another person or entity, any person who is an employee of Mattel at any time during the last year of his employment at Mattel. Amerman further agrees that he will not induce or attempt to induce any customer, supplier, license or other person or entity with a business relationship with Mattel to cease doing business with Mattel, or in any way interfere with the relationships between such customer, supplier, licensee or business relation and Mattel.

     Nothing in this paragraph shall prohibit Amerman from being a passive owner of not more than two percent (2%) of the outstanding shares of any class of stock of a corporation which is publicly traded, so long as Amerman does not serve such company in any capacity whether as a board member or otherwise, and

Amerman has no active participation in the business of such corporation or any of its subsidiaries or affiliates.

     If, at the time of enforcement of this paragraph, an arbitrator should hold that the duration or scope of the restrictions stated herein are unreasonable under the circumstances then existing, the parties agree that the maximum duration or scope which is reasonable under such circumstances shall be substituted for the stated duration or scope. Similarly, if, at the time of enforcement, an arbitrator should hold that the area of the restriction stated herein is unreasonable under the circumstances then existing, the parties agree that the maximum area which is reasonable under such circumstances shall be substituted for the stated area.

    13. Indemnification; Cooperation. Following the termination of Amerman's employment, Mattel shall nevertheless indemnify, defend and hold harmless Amerman, to the extent Mattel was obligated to do so as of the date of this Agreement, against all losses, claims, damages, costs, expenses, liabilities, judgments or amounts of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or part out of Amerman's actions as a director, officer or employee of Mattel, whether pertaining to any matter existing at the date of Amerman's termination or occurring at or after such date, and whether asserted prior to, at, or after the termination of his employment. Amerman further agrees following the termination of his employment to fully cooperate with Mattel in connection with any future or currently pending obligation, investigation, or other matters including without limitation, by making himself available to testify any action as reasonably requested by Mattel. Mattel shall reimburse Amerman's reasonable expenses to the extent Amerman's cooperation under this paragraph should require such expenditures.

     14.  Successors.
          (a) This Agreement is personal to Amerman and without the prior written consent of Mattel shall not be assignable by Amerman otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Amerman's legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon Mattel and its successors. Mattel shall require any successor to all or substantially all of the business and/or assets of Mattel, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to Amerman, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as Mattel would be required to perform if no such succession had taken place.

     15. Amendment; Waiver. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and may be amended, modified or changed only by a written instrument executed by Amerman and Mattel. No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Any such written waiver will be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.

     16.  Miscellaneous.
          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

          (b) All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid; shall be deemed delivered upon actual receipt; and shall be addressed as follows:

                    if to Amerman:
                         John W. Amerman
                         *
                         *

                    if to Mattel:

                         MATTEL, INC.
                         333 Continental Blvd.
                         El Segundo, CA  90245
                         ATTENTION:  General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

          (c) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

          (d) Mattel may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.


* CONFIDENTIAL

     IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first set forth above.


                              /s/ John W. Amerman
                              -----------------------------------
                              John W. Amerman



                              MATTEL, INC.,
                              a Delaware corporation


                              By:/s/ Ned Mansour
                                 --------------------------------
                                 Ned Mansour
                                 President, Corporate Operations



ATTEST:



/s/ Barnett Rosenberg
----------------------------
Secretary